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                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated October 8, 1998 (this "Agreement"), by and between Hoenig Group Inc., a Delaware corporation (the "Company"), and Max
H. Levine (the "Executive").

         WHEREAS, the Company desires to continue to employ the Executive as Executive Vice President of the Company and President of Hoenig & Co., Inc. ("Hoenig"), a wholly-owned subsidiary of the Company, and the Executive desires to continue to be retained in such capacities, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and the Executive agree as follows:

         1. Employment; Duties.

            (a) The Company shall employ the Executive as Executive Vice President of the Company and President of Hoenig for the "Employment Period" as defined in Section 2. The Executive, in his capacity as Executive Vice President of the Company and President of Hoenig, shall have such duties, responsibilities and authority normally incident to such offices, subject to the provisions of the bylaws of the Company and Hoenig, respectively. The precise duties, responsibilities and authority of the Executive as Executive Vice President of the Company may be expanded, limited or modified, from time to time, at the discretion of the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company, consistent with the ordinary duties, responsibilities and authority of such an Executive Vice President. The precise duties, responsibilities and authority of the Executive as President of Hoenig may be expanded, limited, or modified from time to time, at the discretion of the Board of Directors of Hoenig (the "Hoenig Board") or the Chief Executive Officer of Hoenig, consistent with the duties, responsibilities and authority of a President.

            (b) During the Employment Period, the Executive shall render his services solely in the performance of his duties and responsibilities hereunder. The Executive agrees that during the Employment Period, he shall devote his full working time, attention, knowledge and experience and give his best effort, skill and abilities, exclusively to promote the business and interests of the Company and its direct or indirect subsidiaries. The Executive may not serve as an officer or director of, make investments in, or otherwise participate in, any other entity without the prior written approval of the Board; provided, that the foregoing shall not be deemed to prohibit the Executive from acquiring, directly or indirectly, solely as an investment, not more than two percent (2%) of any class of securities of any entity that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act") or investments in non-public entities pursuant to
Section 8 of this Agreement and the policies and procedures generally applicable to executives of the Company and its direct or indirect subsidiaries; and provided further, that so long as it does not interfere with the Executive's

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employment, the Executive may serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations.

            (c) Subject to the conditions set forth in this Section 1(c)(1), during the Employment Period, Executive shall be assigned as the trader responsible for servicing certain accounts in the business areas specified as shall be agreed upon from time to time in writing by the Executive and the Company("Assigned Accounts").

                (1) The Company retains the right to reassign any of the Assigned Accounts to someone other than the Executive under any one of the following circumstances:

            (i) Executive fails to obtain or maintain in good standing any registration, license or other authorization or approval with all appropriate regulatory authorities, including maintaining or taking and passing all necessary federal or state registration examinations, compliance with applicable continuing education requirements, and compliance in all material respects with the rules of applicable self-regulatory organizations (including without limitation the New York Stock Exchange and the National Association of Securities Dealers Regulation, Inc. (the "NASDR")) and the Securities and Exchange Commission ("SEC");

            (ii) an Assigned Account requests that the Assigned Account be reassigned to someone other than Executive or requests that Executive be removed from covering the Assigned Account; or

            (iii) the level of commission revenues of an Assigned Account is not commensurate with the prior level of commission revenues generated by such Assigned Account given prevailing market conditions.

                (2) In the event that an Assigned Account is reassigned to someone other than Executive pursuant to Section 1(c)(1), such Assigned Account shall not constitute a Client Account for purposes of determining the Bonus Formula payable to Executive under Section 3(b) or any payment due Executive under Section 4(d)(2).

         2. Employment Term. The Executive's employment under this Agreement shall have a term commencing January 1, 1999 and ending on December 31, 2001 (the "Employment Term"), unless sooner terminated in accordance with the provisions of Section 4 (the "Employment Period").

         3. Compensation and Benefits. The Executive shall be entitled to the following compensation and benefits, in each case subject to applicable statutory withholdings and applicable deductions:

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            (a) Base Compensation. The Executive shall be paid an aggregate base salary (the "Base Salary") at the rate of $400,000 per annum. The Base Salary shall be payable in a manner consistent with the normal payroll practices of the Company in effect from time to time. The Board, in its sole discretion, or at the recommendation of the Compensation and Stock Option Committee of Hoenig Group Inc. (the "Compensation Committee"), may increase (but not decrease) the Base Salary, at any time.

            (b) Annual Bonus. In addition to the Base Salary, the Executive shall be entitled to receive an annual bonus for each fiscal year of the Company that ends during the Employment Period equal to 30% of the amount of Net Pre-Tax Profits (as defined in Section 3(b)(1) herein) for such fiscal year (the "Bonus Formula"). In addition, Executive shall be entitled to a minimum bonus award for each fiscal year of the Employment Period of $150,000 (the "Minimum Bonus Award"). The Minimum Bonus Award and the Bonus Formula are collectively referred to herein as the "Bonus Award". To the extent necessary to avoid the limitation on the federal tax deductibility of the Bonus Award for any year under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), payment thereof may, at the sole discretion of the Company, be deferred to the first taxable year of the Company in which the payment would be fully deductible. Except as provided in the preceding sentence, the Bonus Award for a fiscal year shall be payable as soon as practicable after the release of the Company's audited financial statements for such fiscal year, but in no event later than 90 days after the end of the fiscal year. In the case of a deferral as described above, amounts deferred shall be credited with such interest and on such other terms as the Company and the Executive shall mutually agree.

                (1) "Net Pre-Tax Profits" shall mean the amount, if any, determined in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from year to year, by which the total gross equity commission revenues and underwriting designation revenues generated by client brokerage accounts which Executive is responsible for servicing, including the Assigned Accounts (collectively, "Client Accounts"), exceed all expenses incurred in generating such commissions, servicing those Client Accounts and in the operation and conduct of the Executive's business. Such expenses include, but are not limited to: the Base Salary paid to Executive, including related payroll taxes; the Minimum Bonus Award payable to Executive; insurance and other benefits relating to Executive, including any profit-sharing contributions made on behalf of Executive and any benefits provided pursuant to
Section 3(c); the cost of research and other services provided to Client Accounts; telephones; market data and quotation equipment and services; electronic and other office equipment; business travel and entertainment; clearance and settlement costs on transactions executed for Client Accounts, determined in accordance with the Company's practices; registration fees and expenses; and exchange and association membership dues and subscriptions.

            (c) Benefits. Executive also shall be entitled to participate in the employee and fringe benefit and group insurance programs provided by the Company for its officers and employees generally and in accordance with the terms of the applicable plan documents as they may be revised from time to time. Executive shall be entitled to receive such other benefits as are generally provided to executives of the Company and its direct or indirect

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subsidiaries. The Executive shall also be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with the business of the Company in accordance with the Company's policies and procedures. In addition, upon the request of Executive, the Company shall pay the premiums on certain life insurance policies identified by the Executive up to an annual maximum of $200,000. The cost of such premiums shall be deducted from any Bonus Award due to Executive pursuant to Section 3(b).

            (d) On January 4, 1999 (the "Grant Date"), the Compensation Committee shall grant Executive a non-qualified option to purchase 50,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), under the Company's 1996 Long-Term Stock Incentive Plan (the "1996 Plan") at an exercise price per share equal to one hundred percent (100%) of the Fair Market Value (as defined in the 1996 Plan) of a share of the Common Stock on the Grant Date. Subject to Section 3(d)(1) herein, the Option shall become vested and exercisable with respect to 16,667 shares of Common Stock on each of the first two anniversaries of the Grant Date and with resepct to 16,666 shares of common stock on the third anniversary of the Grant Date. The term of the Option shall be ten years.

                (1) Upon termination of Executive's employment for any reason (except termination for Cause) (i) any portion of the Option that is not vested shall immediately terminate, and (ii) that portion of the Option which has vested at the time of such termination of employment shall remain exercisable thereafter for a period of three months, or if such termination is by reason of Death or Disability, for a period of one year. If Executive's employment is terminated for Cause, the Option (both the vested and unvested portions) immediately shall terminate. In no event may the Option, or any portion thereof, be exercised more than ten years after the Grant Date.

         4. Termination.

            (a) The Company may, with or without prior notice, terminate the Employment Period with or without Cause, or upon Executive's Disability. Executive may terminate the Employment Period only for Good Reason. This Agreement shall automatically terminate upon the Executive's death. The Employment Period shall also terminate upon expiration of the Employment Term. Except as provided in Sections 4(b), 4(c) and 4(d), in the event that the Employment Period is terminated, the Executive's rights and the obligations of the Company hereunder shall cease as of the effective date of such termination; provided, however, that the Executive shall be entitled to receive any accrued but unpaid Base Salary, any earned or deferred but unpaid Bonus Awards and any amount accrued under Company benefit plans as provided pursuant to the terms of such plans (the "Accrued Obligations").

            (b) In the event that the Employment Period is terminated by reason of the Executive's Disability, the Executive shall be entitled to receive, in addition to the Accrued Obligations:

                (1) a payment equal to the product of (i) the sum of Executive's current Base Salary and the Minimum Bonus Award and (ii) the number of years

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and/or fraction thereof then remaining in the Employment Term, which amount shall be paid in equal monthly installments over such remaining Employment Term, provided that such installments shall cease upon any employment by the Executive on a full-time basis; and

                (2) Executive shall participate, and the Company shall continue contributions on the Executive's behalf, in all Company-sponsored health and welfare plans on terms no less favorable than as in effect on the date of termination by reason of Disability, which shall continue until the earlier of:

                    (A) one year from the date of termination;

                    (B) the entitlement to coverage of the Executive under
                        plans provided by a new employer; or

                    (C) the death of the Executive; or

                    (D) expiration of the Employment Term.

The cash amounts and benefits set forth in subsections 4(b)(1) and 4(b)(2) are collectively referred to herein as "Disability Benefits."

            (c) In the event that the Employment Period terminates by reason of Executive's death, in addition to the Accrued Obligations, the Company shall pay to the Executive's estate or designated beneficiaries within ninety (90) days of such termination, a lump sum equal to (i) the Minimum Bonus Award, plus
(ii) the amount of any Bonus Formula (without regard to any deferral), for the fiscal year ending immediately prior to such termination, such sum multiplied by a fraction, the numerator of which shall be the number of days elapsed in the fiscal year to the date of such termination and the denominator of which shall be 365 ("Death Benefit"); provided that there shall be deducted from any such Death Benefit the amount of any Bonus Award previously paid to the Executive with respect to such period and the cost of any life insurance premiums paid during such period pursuant to Section 3(c) hereof.

            (d) In the event that the Company terminates the Employment Period other than for Cause, or if the Executive terminates the Employment Period for Good Reason, the Executive shall be entitled to receive, in addition to the Accrued Obligations, the following payments ("Termination Payments"):

                (1) a payment equal to the greater of (i) five hundred thousand dollars ($500,000), or (ii) five hundred thousand dollars ($500,000) multiplied by the number of years and/or fraction thereof then remaining in the Employment Term; and

                (2) a payment equal to (i) thirty percent (30%) of the Net Pre-Tax Profits for the period beginning January 1 of the year in which such termination occurs and ending on the date of such termination, plus (ii) the Minimum Bonus Award multiplied by a

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fraction, the numerator of which shall be the number of days elapsed in the fiscal year to the date of such termination and the denominator of which shall be 365.

                (3) The Company shall pay Executive the Termination Payments in a lump sum within thirty (30) days of termination of the Employment Period other than for Cause or for Good Reason; provided, however, that there shall be deducted from such Termination Payments the amount of any bonus previously paid to the Executive with respect to the period and the cost of any life insurance premiums paid during such period pursuant to Section 3(c) herein.

                (4) In the event of the Executive's death after the Employment Period is terminated other than for Cause or for Good Reason, the Company shall make any Termination Payments which would otherwise have been payable to the Executive if he had lived under this Section 4(d) to Executive's estate or designated beneficiary.

            (e) All amounts payable pursuant to this Section 4 shall be subject to applicable statutory withholdings and applicable deductions.

            (f) A termination of the Executive's employment (i) upon expiration of the Employment Term, or (ii) by reason of the Executive's Death or Disability, shall not constitute a termination without Cause, a termination for Cause or a termination for Good Reason under this Agreement.

            (g) As a condition to his entitlement to receive Death or Disability Benefits or Termination Payments, the Executive (or his estate or designated beneficiary) shall (i) have executed and delivered to the Company a waiver and release reasonably satisfactory to the Company waiving and releasing all rights and claims against the Company (other than the right to receive Death or Disability Benefits or Termination Payments) and its direct or indirect subsidiaries and their respective officers, agents, directors and employees, and such waiver and release shall have become irrevocable, and (ii) comply with Sections 5 through 9.

            (h) In the event that the Employment Period is terminated for any reason (except by death), the Executive agrees that if at that time he is a director or officer of the Company or any of its direct or indirect subsidiaries, he will immediately deliver his written resignation as such director or officer, such resignation to become effective immediately.

            (i) Notwithstanding anything contained herein to the contrary, the Company may reduce the Termination Payments to the extent such Termination Payments, when added to other payments made to the Executive (including the vesting of stock options), constitute an "excess parachute payment" as defined in Section 280G of the Code.

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            (j) For purposes of this Agreement:

                (1) "Cause" shall mean an event where the Executive: (i) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which materially injures the Company or its direct or indirect subsidiaries; (ii) breaches Section 8 or 9, or any other material provision of this Agreement or any material representation, warranty, covenant or condition in this Agreement or any material fiduciary duty to the Company or any of its direct or indirect subsidiaries; (iii) fails, refuses or neglects to timely perform any material duty or obligation under this Agreement and such failure, refusal or neglect is not cured by the Executive within thirty (30) days from the date the Company notifies the Executive thereof or, if such default is curable but cannot reasonably be cured within thirty (30) days, Executive fails to commence curing such default within such thirty (30) days and fails to diligently pursue such cure, but in no event shall the total cure period under this subsection 4(j)(1)(iii) exceed forty-five (45) days from the date of notification; (iv) commits a material violation of any material law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or its direct or indirect subsidiaries or any general policy or directive of the Company or its direct or indirect subsidiaries communicated in writing to the Executive; (v) is charged with a crime involving dishonesty, fraud or unethical business conduct, or a felony; (vi) knowingly gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of the Company or any of its direct or indirect subsidiaries or their respective clients; (vii) is expelled or suspended in excess of eight weeks, or is subject to an order temporarily (for a period in excess of eight weeks) or permanently enjoining the Executive from the securities, investment management or investment banking business or from acting in the capacity contemplated by this Agreement by the SEC, the NASDR, any national securities exchange or any self-regulatory agency or governmental authority, state, foreign or federal; or
(viii) fails to obtain or maintain any registration, license or other authorization or approval that the Company or its direct or indirect subsidiaries in their discretion reasonably believe is required for the Executive to perform his duties and responsibilities hereunder after having received notice form the Company of the need to obtain such registration, license or other authorization or approval and such failure is not cured by Executive within thirty (30) days from the date the Company notifies Executive thereof. Any termination for Cause under this Agreement shall be made by delivering written notice thereof to Executive, which notice shall include the specific reason(s) that has given rise to a termination for Cause.

                (2) "Disability" shall mean the Executive's inability to perform his duties and responsibilities by reason of mental or physical disability for at least one hundred and twenty (120) consecutive days or any one hundred and twenty (120) days (whether or not consecutive) in any one-hundred eighty (180) consecutive day period. In the event of a dispute as to whether the Executive is Disabled within the meaning hereof, either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, or, failing agreement, a hospital selected in good faith by the Board of Directors of the Company. The written medical opinion of such doctor shall be conclusive and binding upon the parties as to

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whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

                (3) "Good Reason" shall mean (i) the Company changes the Executive's status, title or position as Executive Vice President of the Company and/or President of Hoenig and such change represents a material change or alteration in such status, title or position conferred hereunder; (ii) the Company requires Executive to be based at an office located more than fifty
(50) miles from Rye Brook, New York; or (iii) the Company materially breaches this Agreement, and such change or breach is not cured by the Company within thirty (30) days from the date the Executive delivers a Notice of Termination for Good Reason. Such "Notice of Termination for Good Reason" shall include the specific section of this Agreement which is relied upon and the reasons that the Company's act or failure to act has given rise to a termination for Good Reason.

         5. Trade Secrets. The Executive recognizes that it is in the legitimate business interest of the Company and its direct and indirect subsidiaries to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Company and its direct or indirect subsidiaries for any purpose other than in connection with his performance of his duties and responsibilities to the Company and its direct or indirect subsidiaries, and to limit any potential appropriation of such Trade Secrets and Confidential Information by the Executive. The Executive therefore agrees that all Trade Secrets and Confidential Information relating to the Company and its direct or indirect subsidiaries heretofore or in the future obtained by the Executive shall be considered confidential and the proprietary information of the Company and its direct or indirect subsidiaries. During the Employment Period, the Executive shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets and Confidential Information, other than as necessary to further the business objectives of the Company and its direct or indirect subsidiaries in accordance with the terms of his employment hereunder. The term "Trade Secrets and Confidential Information" includes, by way of example and without limitation, matters of a technical nature, "know-how", formulas, secret processes, works of authorship, computer programs (including without limitation documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, marketing plans and strategies, proprietary information about costs, profits, markets and sales, lists of customers and suppliers of the Company and its direct or indirect subsidiaries, procurement and promotional information, credit and financial data concerning customers or suppliers of the Company and its direct or indirect subsidiaries, information relating to the management, operation and planning of the Company and its direct and indirect subsidiaries, plans for future development, and other information of a similar nature to the extent not available to the public. After termination of the Employment Period for any reason, the Executive shall not knowingly use or disclose Trade Secrets and Confidential Information.

         6. Return of Documents and Property. Upon the termination of the Employment Period, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company (a) all documents and materials

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(including, without limitation, computer files) containing Trade Secrets and
Confidential Information relating to the business and affairs of the Company or its direct and indirect subsidiaries, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to the Company or its direct or indirect subsidiaries, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

         7. Discoveries and Work. All Discoveries and Works made or conceived by the Executive during his employment by the Company, whether during the Employment Period or prior thereto, jointly or with others, that relate to the present or anticipated activities of the Company or its direct or indirect subsidiaries, or are used or usable by the Company or its direct or indirect subsidiaries, shall be owned by the Company or its direct or indirect subsidiaries. The term "Discoveries and Works" includes, by way of example but without limitation, Trade Secrets and Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. The Executive shall
(a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company or its direct or indirect subsidiaries, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company or its direct or indirect subsidiaries, (c) assist the Company or its direct or indirect subsidiaries in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during the Employment Period or thereafter at the Company's expense, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company or its direct or indirect subsidiaries and to protect the title of the Company or its direct or indirect subsidiaries thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within six months after the termination of the Employment Period, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or developed by the Company or its direct or indirect subsidiaries at the time of such termination shall, as between the Executive and, the Company, be rebuttably presumed to have been made during the Executive's employment by the Company. The Executive acknowledges that all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended, 17 U.S.C. ss.101.

         8. Non-Competition. From and after the date hereof, the Executive will not, except pursuant to the terms hereof, directly or indirectly, own, manage, operate, join, finance, control or participate in the ownership, management, operation, financing or control of, or be employed or be otherwise connected in any manner with, any business under a name similar to the name of the Company or any direct or indirect subsidiary thereof. During the Non-competition Period, the Executive will not (except as an officer, director, employee, agent or consultant of the Company or its direct or indirect subsidiaries) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership,

                                      10
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management, operation, financing or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with (i) any business or enterprise engaged (wherever located) in the design, development, manufacture, distribution or sale of any products, or the provision of any services, which the Company or its direct or indirect subsidiaries were designing, developing, manufacturing, distributing, selling or providing at any time during the one year immediately preceding the termination of the Employment Period or (ii) any business which is similar to or competitive with the business carried on or planned by the Company or its direct or indirect subsidiaries at any time during the one year immediately preceding the termination of the Employment Period, unless the Executive shall have obtained the prior written consent of the Board, provided that the foregoing restriction shall not be construed to prohibit the ownership by the Executive of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to Sections 12(b) or 12(g) of the 1934 Act, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided further, that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a stockholder, or seeks to do any of the foregoing. For purposes of this Agreement, the Noncompetition Period shall mean
(i) the Employment Period, and (ii) the lesser of one year following termination of the Employment Period or the remaining term of the Employment Term if Executive's employment is terminated by the Company for Cause or by the Executive for other than Good Reason. Notwithstanding anything hereinabove contained to the contrary, Executive shall be relieved of the provisions of this Section 8 and Section 9 solely upon expiration of the Employment Term or in the event of termination of the Employment Period by the Executive for Good Reason.

         9. Non-Solicitation.

            (a) During the Noncompetition Period, the Executive agrees that he shall not, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell any products or services which are the same as or similar to those designed, developed, manufactured, distributed or sold by the Company or its direct or indirect subsidiaries to, any individuals or entities that were either customers of the Company or any of its direct or indirect subsidiaries during the twelve months immediately preceding the termination of the Employment Period, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or any of its direct or indirect subsidiaries during the twelve months immediately preceding such termination. Upon the written request of Executive following termination of the Employment Period, the Company shall provide Executive with a list of customers and prospective customers subject to this Section 9.

            (b) The Executive further agrees that, during the Noncompetition Period, he shall not, directly or indirectly, (i) solicit, induce, enter into any

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agreement with, or attempt to influence any individual who was an employee or consultant of the Company or any of its direct or indirect subsidiaries at any time during the time the Executive was employed by the Company, to terminate his or her employment relationship with the Company or any of its direct or indirect subsidiaries or to become employed by the Executive or any individual or entity by which Executive is employed or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or any of its direct or indirect subsidiaries.

         10. Enforcement. (a) The Executive agrees that the remedies at law for any breach or threat of breach by him of any of the provisions of Sections 5 through 9 will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to seek a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of any of the provisions of Sections 5 through 9 and to enforce specifically the terms and provisions thereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach. A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the Executive.

             (b) It is expressly understood and agreed that if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in such Sections 5 through 9 is an unenforceable restriction on the Executive's activities, the provisions of such Sections 5 through 9 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in such Sections 5 through 9 herein is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein. The provisions of Sections 5 through 9 shall in no respect limit or otherwise affect the Executive's obligations under other agreements with the Company.

         11. Executive's Representations. The Executive represents and warrants to the Company that (a) he is able to perform fully his duties and responsibilities contemplated by this Agreement and (b) there are no restrictions, covenants, agreements or limitations of any kind on his right or ability to enter into and fully perform the terms of this Agreement.

         12. Key Man Life Insurance. During the Employment Period, the Company may at any time apply for insurance on the Executive's life and/or health in such amounts and in such form as the Company may in its sole discretion decide. The Executive shall not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance. The Company's inability to obtain insurance on the Executive's life and/or health shall not constitute a breach of this Agreement; provided Executive has submitted to medical examinations, supplied information, executed documents and otherwise cooperated with the Company in its efforts to obtain such insurance.

         13. Assignment. The rights and obligations of the parties under this Agreement shall not be assignable by either the Company or the Executive, provided that this Agreement is assignable by the Company to any affiliate of the Company, to any successor in interest to the business of any of the Company or Hoenig, or to a purchaser of all or substantially all of the assets of the Company or Hoenig.

         14. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been effectively made or given upon receipt if personally delivered, on the third business day after having been mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, or on the first business day after having been delivered by a reputable overnight delivery service. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to:

         Max H. Levine
         32 Locust Avenue
         Larchmont, NY 10538

and properly addressed to the Company if addressed to:

         Hoenig Group Inc.
         4 International Drive
         Rye Brook, NY 10573
         Attention:  General Counsel

         15. Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of the law.

         16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         17. Effect of Termination. Any termination of the Employment Period shall not terminate any provisions of this Agreement except as expressly provided herein.

         18. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law. Notwithstanding and superceding any prior agreement to which Executive and/or the Company or Hoenig is a party that might otherwise require arbitration or non-judicial litigation of the claims described in this Section 18,

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

each of the parties hereto expressly submits to and consents to the jurisdiction and venue of the courts of the State of New York within the counties of New York and Westchester and the United States District Court for the Southern District of New York in connection with any claim or controversy between them arising out of or relating to this Agreement or Executive's employment by the Company or Hoenig on the condition that, with respect to any federal litigation, the jurisdictional requirements are met with respect to such controversy for litigation in federal court. Each of the parties hereto agrees that service of process may be effected by personal delivery, overnight courier or registered mail, postage prepaid, to the respective addresses listed in Section 14 hereof.

         19. Complete Agreement. Other than the Employment Agreement between the parties dated November 25, 1996 which expires on December 31, 1998, this Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on this day and year first above written.

                                            HOENIG GROUP INC.


                                            By: /s/ Fredric P. Sapirstein
                                               -----------------------------
                                            Title: Chief Executive Officer
                                                  --------------------------

     /s/ Max H. Levine
-----------------------------
       Max H. Levine

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